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                                                                   EXHIBIT 12.1

                     HOST MARRIOTT, L.P. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                      (in millions, except ratio amounts)

                                                                      2001  2000  1999  1998  1997
                                                                      ----  ----  ----  ----  ----
Income from operations before income taxes........................... $ 67  $105  $240  $174  $ 83
   Add (deduct):
   Fixed charges.....................................................  572   533   518   415   364
   Capitalized interest..............................................   (8)   (8)   (7)   (4)   (1)
   Amortization of capitalized interest..............................    7     6     6     6     5
   Net (gains) losses related to certain 50% or less owned affiliate.    6   (24)   (6)   (1)   (1)
   Minority interest in consolidated affiliates......................   16    27    21    52    31
                                                                      ----  ----  ----  ----  ----
   Adjusted earnings................................................. $660  $639  $772  $642  $481
                                                                      ====  ====  ====  ====  ====
Fixed charges:
   Interest on indebtedness and amortization of deferred
     financing costs................................................. $493  $466  $469  $335  $288
   Dividends on convertible preferred securities of subsidiary trust.   --    --    --    37    37
   Distributions on preferred limited partner units..................   32    20     6    --    --
   Portion of rents representative of the interest factor............   47    47    43    43    39
                                                                      ----  ----  ----  ----  ----
   Total fixed charges and preferred stock dividends.................  572   533   518   415   364
                                                                      ====  ====  ====  ====  ====
Ratio of earnings to fixed charges and preferred stock distributions.  1.2   1.2   1.5   1.5   1.3
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